Exhibit 99.1

Press Contact:	Investor Contact:
Trinseo	Trinseo
Matthew Cassidy	Andy Myers
Tel : +1 610-240-3264	Tel : +1 610-240-3221
Email: mcassidy@trinseo.com	Email: aemyers@trinseo.com

Trinseo Reports Fourth Quarter and Full Year 2019 Financial Results; Provides 2020 Full Year Outlook

Full Year 2019 Summary

•Net income of $92 million, diluted EPS of $2.26 and Adjusted EPS of $3.13

•Adjusted EBITDA of $352 million

•Cash provided by operating activities of $322 million; Free Cash Flow of $212 million

Fourth Quarter 2019 Summary

•Net income of $6 million, diluted EPS of $0.14 and Adjusted EPS of $0.35

•Adjusted EBITDA of $59 million

•Cash provided by operating activities of $48 million; Free Cash Flow of $9 million

	Three Months Ended		Year Ended
	December 31,		December 31,
$millions, except per share data	2019	2018	2019	2018
Net Sales	$889	$1,065	$3,776	$4,623
Net Income (Loss)	6	(1)	92	292
EPS (Diluted) ($)	0.14	(0.02)	2.26	6.70
Adjusted Net Income*	14	10	127	317
Adjusted EPS ($)*	0.35	0.23	3.13	7.25
EBITDA*	27	51	280	541
Adjusted EBITDA*	59	65	352	573

*For a reconciliation of actual and forecasted EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of actual and forecasted Adjusted EPS, see note 2 to the financial statements included below.

BERWYN, Pa —  February 6, 2020 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its fourth quarter and full year 2019 financial results.

Net sales in the fourth quarter decreased 17% versus prior year. Lower prices, mainly due to the pass through of lower raw material costs, resulted in a 13% decrease. In addition, lower volumes in the Feedstocks, Polystyrene, and Synthetic Rubber segments resulted in a 2% decrease. Fourth quarter net income of $6 million was $7 million above prior year and fourth quarter Adjusted EBITDA of $59 million, including an unfavorable net timing impact of $8 million, was $6 million below prior year. Net income included a gain of approximately $24 million related to tax impacts primarily from Swiss tax rule changes enacted during 2019 as well as a pre-tax charge of approximately $18 million related to the Company’s corporate restructuring program, which is expected to generate $20 million to $30 million of full-year cost savings. Operationally, profitability was lower than prior year due mainly to lower styrene margins, which impacted the Feedstocks and Americas Styrenics segments, as well as lower polycarbonate margins. These impacts were partially offset by net timing, which was $20 million less unfavorable in 2019 in comparison to 2018.

Net sales in the full year decreased 18% versus prior year due mainly to the pass through of lower raw material costs. Full year net income of $92 million was $200 million lower than prior year and included approximately $46 million in charges related to the Company’s insourcing of IT and other administrative services as well as its restructuring initiatives. Adjusted EBITDA for the full year was $352 million which was $221 million lower than prior year. Operationally, the year-over-year decline was due mainly to lower styrene and polycarbonate margins as well as weaker automotive and tire markets. These decreases were partially offset by net timing, which was $28 million less unfavorable in 2019 in comparison to 2018.

Commenting on the Company’s performance, Frank Bozich,  Trinseo’s President and Chief Executive Officer, said, “The fourth quarter was a continuation of the market conditions we’ve seen throughout 2019. Amid these conditions, we took appropriate steps to improve our cost structure and optimize working capital, which resulted in a very cash generative year for Trinseo.”

Fourth Quarter Results and Commentary by Business Segment

•

Latex Binders net sales of $219 million for the quarter decreased 14% versus prior year due mainly to the pass through of lower raw material costs. Adjusted EBITDA of $22 million was flat to prior year as unfavorable net timing was offset by higher volume to coatings, adhesives, sealants, and elastomers (CASE) applications as well as contribution from the Rheinmuenster acquisition.

•

Synthetic Rubber net sales of $100 million for the quarter decreased 23% versus prior year due mainly to the pass through of lower raw material costs as well as lower ESBR sales volume due to weak conditions and competitiveness in the market. These impacts were partially offset by a 4% increase in SSBR sales volume. Adjusted EBITDA of $12 million was $6 million above prior year due mainly to favorable year-over-year net timing as well as higher SSBR sales volume and higher fixed cost absorption.

•

Performance Plastics net sales of $325 million for the quarter were 10% below prior year due mainly to lower prices from the pass through of lower raw material costs and weaker polycarbonate market dynamics. These impacts were partially offset by higher sales volume, largely to the consumer electronics market in Asia. Adjusted EBITDA of $29 million was $2 million below prior year due primarily to higher fixed costs, including lower fixed cost absorption, which were partially offset by favorable year-over-year net timing and increases in sales volume in compounding applications in Asia, particularly for the consumer electronics market.

•

Polystyrene net sales of $176 million for the quarter were 26% below prior year mainly due to the pass through of lower styrene cost and lower sales volume in Europe, which was mostly offset by higher sales volume in Asia. Adjusted EBITDA of $5 million was slightly below prior year as lower sales volume in Europe was mostly offset by higher sales volume in Asia and favorable year-over-year net timing. Full year Adjusted EBITDA of $55 million was 62% above prior year and the highest since 2013 due to the implementation of Business Excellence initiatives, including pricing actions.

•

Feedstocks net sales of $69 million for the quarter were 13% below prior year due mainly to the pass through of lower market styrene prices. Adjusted EBITDA of negative $10 million was $3 million lower than prior year due to lower margins in Europe and Asia from weaker market conditions.

•	Americas Styrenics Adjusted EBITDA of $21 million for the quarter was $10 million below prior year due mainly to lower styrene margin.

Fourth Quarter and Full Year Cash Generation

Cash provided by operating activities for the fourth quarter was $48 million and capital expenditures were $39 million, resulting in Free Cash Flow for the quarter of $9 million. The Company repurchased approximately 0.5 million shares in the fourth quarter for approximately $21 million. Cash provided by operating activities for the full year was $322 million and capital expenditures were $110 million, resulting in Free Cash Flow for the year of $212 million. Full year cash from operations and Free Cash Flow included approximately $129 million of lower working capital. For a reconciliation of Free Cash Flow to cash provided by operating activities, see Note 3 below.

Functional Realignment and Focus on Higher Value Applications

In the fourth quarter of 2019, the Company announced changes to its executive leadership team, which is now built on a global functional structure. This new structure has several benefits including increased organizational effectiveness through business process optimization. In addition, this will enable the organization to better focus its efforts and investments on product offerings serving the following applications, which we believe are less cyclical and offer significantly higher growth and margin:

•

CASE applications within the Latex Binders segment, with sales volume growth of 14% in 2019 in comparison to 2018, and margins of more than two times the average of products serving all applications within the Latex Binders segment; net sales to CASE applications made up approximately 12% of total Latex Binders net sales in 2019

•

Engineered materials applications within the Performance Plastics segment, including consumer electronics, medical, and thermo-plastic elastomer (TPE) applications, with margins of more than two times the average of products serving all applications within the Performance Plastics segment; net sales to these applications made up approximately 17% of total Performance Plastics net sales in 2019

•

SSBR within the Synthetic Rubber segment, used in high-performance tires which are projected to grow at approximately two times the overall tire industry, and with margins that are two to three times those of commodity synthetic rubber; SSBR net sales made up approximately 65% of total Synthetic Rubber net sales in 2019

Full Year 2020 Outlook

•	Full-year 2020 net income of $95 million to $112 million and earnings per diluted share of $2.40 to $2.84

•	Full-year 2020 Adjusted EBITDA of $325 million to $350 million and Adjusted EPS of $2.40 to $2.84

•	Outlook includes an estimated pre-tax impact of $5 to $10 million from lower customer demand in China in the first quarter related to the coronavirus outbreak

Commenting on the outlook for 2020, Mr. Bozich said, “Our full-year outlook assumes market conditions that are similar to those in the second half of 2019. We are confident that our Business Excellence program, our improved cost structure from the recent restructuring, and our focus on the growth areas of our portfolio will largely offset incremental headwinds, including lower year-over-year styrene margins.”

Mr. Bozich continued, “We are closely monitoring the coronavirus as it relates to our business operations and the safety of our employees. While our operations haven’t been affected, we are seeing lower demand from our customers in China due to delayed plant startups following Chinese New Year. We realize this is a fluid situation but we have included an estimate of the first quarter impact in our full-year outlook.”

For a reconciliation of fourth quarter and full year 2019 and estimated full year 2020 net income to Adjusted EBITDA and Adjusted EPS, see Note 2 below. Additionally, refer to the appendix within Exhibit 99.2 as furnished on our Form 8-K, dated February 6, 2020, for further details on how net timing impacts are defined and calculated for our segments.

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its fourth quarter and full year 2019 financial results on Friday,  February 7, 2020 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations. The conference call will be available by phone at:

Participant Toll Free Dial-In Number: (833) 241-7248

Participant International Dial-In Number: +1 (647) 689-4212

Conference ID: 9743829

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its fourth quarter and full year 2019 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until February 7, 2021.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.8 billion in net sales in 2019, with 17 manufacturing sites around the world, and approximately 2,700 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “see,” “tend,” “anticipate,” “target,” “outlook,” “guidance,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of performance, growth, net sales, business activity, and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such factors include, among others: conditions in the global economy and capital markets; the inability of the Company to execute on its business strategy; volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of chemical products; compliance with laws and regulations impacting our business; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the Company’s ability to successfully generate cost savings through its restructuring and business excellence initiatives; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements are specified in our Annual Report on Form 10-K for the year ended December 31, 2019, and in other filings and furnishings made with the United States Securities and Exchange Commission from time to time, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release and are not a guarantee of future performance. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$888.8	$1,065.0	$3,775.8	$4,622.8
Cost of sales	828.8	1,005.7	3,446.9	4,094.0
Gross profit	60.0	59.3	328.9	528.8
Selling, general and administrative expenses	92.0	72.4	300.0	258.5
Equity in earnings of unconsolidated affiliates	20.8	30.8	119.0	144.1
Operating income (loss)	(11.2)	17.7	147.9	414.4
Interest expense, net	10.0	10.6	39.3	46.4
Loss on extinguishment of long-term debt	—	—	—	0.2
Other expense (income), net	(3.7)	0.7	4.0	3.5
Income (loss) before income taxes	(17.5)	6.4	104.6	364.3
Provision for (benefit from) income taxes	(23.2)	7.3	12.6	71.8
Net income (loss)	$5.7	$(0.9)	$92.0	$292.5
Weighted average shares- basic	39.2	42.2	40.3	42.8
Net income (loss) per share- basic	$0.14	$(0.02)	$2.28	$6.83
Weighted average shares- diluted	39.4	42.2	40.7	43.7
Net income (loss) per share- diluted	$0.14	$(0.02)	$2.26	$6.70

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$456.2	$452.3
Accounts receivable, net	570.8	648.1
Inventories	438.2	510.4
Other current assets	25.9	20.5
Investments in unconsolidated affiliates	188.1	179.1
Property, plant, equipment, goodwill, and other intangible assets, net	885.0	852.2
Right-of-use assets - operating	71.4	—
Total other assets	123.2	64.2
Total assets	$2,758.8	$2,726.8
Liabilities and shareholders’ equity
Current liabilities	527.6	537.0
Long-term debt, net	1,162.6	1,160.8
Noncurrent lease liabilities - operating	58.0	—
Other noncurrent obligations	341.7	260.3
Shareholders’ equity	668.9	768.7
Total liabilities and shareholders’ equity	$2,758.8	$2,726.8

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities
Cash provided by operating activities	$322.5	$366.5

Cash flows from investing activities
Capital expenditures	(110.1)	(121.4)
Net cash received (paid) for asset and business acquisitions, net of cash acquired	0.1	—
Proceeds from capital expenditures subsidy	—	1.0
Proceeds from the sale of businesses and other assets	0.7	1.7
Cash used in investing activities	(109.3)	(118.7)

Cash flows from financing activities
Deferred financing fees	—	(0.6)
Short-term borrowings, net	(10.6)	(0.3)
Purchase of treasury shares	(119.7)	(142.9)
Dividends paid	(65.7)	(66.0)
Proceeds from exercise of option awards	0.9	2.8
Withholding taxes paid on restricted share units	(4.6)	(8.2)
Net proceeds from issuance of 2024 Term Loan B	—	696.5
Repayments of 2024 Term Loan B	(7.0)	(703.5)
Cash used in financing activities	(206.7)	(222.2)
Effect of exchange rates on cash	(1.4)	(6.1)
Net change in cash, cash equivalents, and restricted cash	5.1	19.5
Cash, cash equivalents, and restricted cash—beginning of period	452.3	432.8
Cash, cash equivalents, and restricted cash—end of period	$457.4	$452.3
Less: Restricted cash, included in "Other current assets"	(1.2)	—
Cash and cash equivalents—end of period	$456.2	$452.3

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Latex Binders	$219.0	$254.8	$902.8	$1,069.0
Synthetic Rubber	100.4	130.3	441.3	572.5
Performance Plastics	324.6	361.4	1,366.2	1,577.6
Polystyrene	176.1	239.6	809.4	1,017.1
Feedstocks	68.7	78.9	256.1	386.6
Americas Styrenics*	—	—	—	—
Total Net Sales	$888.8	$1,065.0	$3,775.8	$4,622.8

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions, except per share data)	2019	2018	2019	2018
Net income (loss)	$5.7	$(0.9)	$92.0	$292.5
Interest expense, net	10.0	10.6	39.3	46.4
Provision for (benefit from) income taxes	(23.2)	7.3	12.6	71.8
Depreciation and amortization	34.3	34.2	136.0	130.2
EBITDA	$26.8	$51.2	$279.9	$540.9
Loss on extinguishment of long-term debt	—	—	—	0.2	Loss on extinguishment of long-term debt
Net gain on disposition of businesses and assets (a)	(0.5)	(0.5)	(0.7)	(1.0)	Other expense (income), net
Restructuring and other charges (b)	17.9	5.6	18.1	8.2	Cost of sales; Selling, general, and administrative expenses
Acquisition transaction and integration net costs (benefit) (c)	(2.2)	—	(0.9)	0.6	Selling, general, and administrative expenses; Other expense (income), net
Asset impairment charges or write-offs (d)	—	1.5	—	1.5	Selling, general, and administrative expenses
Other items (e)	16.9	7.4	55.4	22.8	Cost of sales; Selling, general, and administrative expenses; Other expense (income), net
Adjusted EBITDA	$58.9	$65.2	$351.8	$573.2
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	58.9	65.2	351.8	573.2
Interest expense, net	10.0	10.6	39.3	46.4
Provision for income taxes - Adjusted (f)	1.3	10.8	52.8	81.0
Depreciation and amortization - Adjusted (g)	33.9	34.0	132.4	129.1
Adjusted Net Income	$13.7	$9.8	$127.3	$316.7
Weighted average shares- diluted	39.4	42.2	40.7	43.7
Adjusted EPS	$0.35	$0.23	$3.13	$7.25

Adjusted EBITDA by Segment:
Latex Binders	$21.7	$22.2	$80.8	$110.4
Synthetic Rubber	11.6	5.4	40.7	77.0
Performance Plastics	29.0	30.7	135.1	188.9
Polystyrene	5.3	5.7	54.6	33.7
Feedstocks	(9.7)	(7.2)	7.0	107.1
Americas Styrenics	20.8	30.8	119.0	144.1
Corporate unallocated	(19.8)	(22.4)	(85.4)	(88.0)
Adjusted EBITDA	$58.9	$65.2	$351.8	$573.2

(a)

Net gain on disposition of businesses and assets for the 2019 and 2018 periods presented above relates to consideration earned for the performance of our former latex business in Brazil, which we divested in 2016.

(b)

Restructuring and other charges for the 2019 periods presented above primarily relate to employee termination benefit charges as well as contract termination charges incurred in connection with the Company’s corporate restructuring program announced in the fourth quarter of 2019. Restructuring and other charges for the 2018 periods presented above primarily relate to employee termination benefit charges incurred in connection with restructuring in our Synthetic Rubber segment. Additionally, a portion of the restructuring and other charges for the 2019 and 2018 periods presented above primarily relate to decommissioning, contract termination, and employee termination benefit charges incurred in connection with the upgrade and replacement of our compounding facility in Terneuzen, The Netherlands as well as our decision to cease manufacturing activities at our latex binders manufacturing facility in Livorno, Italy.

Note that the accelerated depreciation charges incurred as part of both the Company’s corporate restructuring program and the upgrade and replacement of the Company’s compounding facility in Terneuzen, The Netherlands are included within the “Depreciation and amortization” caption above, and therefore are not included as a separate adjustment within this caption.

(c)

Acquisition transaction and integration net benefit for the 2019 periods presented above is primarily comprised of the bargain purchase gain recorded in conjunction with our acquisition of latex binders production assets and related site infrastructure in Rheinmuenster, Germany, offset by certain jurisdictional asset transfer taxes and advisory and professional fees incurred related to this acquisition. Acquisition transaction and integration costs for the 2018 periods presented above relate to advisory and professional fees incurred in conjunction with our acquisition of API Plastics, which closed in July 2017.

(d)	Asset impairment charges for the 2018 periods presented above relate to the impairment of certain corporate long-lived assets.

(e)

Other items for the 2019 and 2018 periods presented above primarily relate to advisory and professional fees incurred in conjunction with the Company’s initiative to transition business services from Dow, including certain administrative services such as accounts payable, logistics, finance, and IT services. Also included within other items for the 2019 periods are fees incurred in conjunction with certain of the Company’s strategic initiatives.

(f)

Adjusted to remove the tax impact of the items noted in (a), (b), (c), (d), (e), and (g). For the full year and fourth quarter, the income tax expense (benefit) related to these items was determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred.

The three months ended December 31, 2019 excludes a net $24.1 million tax benefit, which primarily relates to a $32.7 million benefit recorded in connection with the remeasurement of the Company’s deferred tax assets and liabilities in Switzerland due to changes in the Swiss Cantonal and Federal tax rules enacted in 2019, partially offset by a $6.2 million charge recorded to increase the Company’s reserves for uncertain tax provisions. The year ended December 31, 2019 excludes a net $31.5 million tax benefit, which primarily relates to a $40.1 million tax benefit related to the re-measurement of the Company’s deferred tax assets and liabilities in Switzerland due to changes in the aforementioned Swiss tax rules in 2019, partially offset by a $6.2 million charge recorded to increase the Company’s reserves for uncertain tax provisions. The three months ended December 31, 2018 excludes net benefits of $2.9 million primarily related to provision to return adjustments. The year ended December 31, 2018 excludes net benefits of $3.9 million related to provision to return adjustments and $2.1 million related to certain legal entity restructurings, offset by $1.1 million in charges related to adjustments in reserves for uncertain tax provisions.

(g)

Amounts exclude accelerated depreciation of $0.4 million for the three months and year ended December 31, 2019 related to the shortening of the useful life of certain fixed assets related to the Company’s corporate restructuring program. The amounts also exclude $3.1 million for the year ended December 31, 2019 related to the shortening of the useful life of certain information technology assets related to the transition of business services from The Dow Chemical Company (noted in (e) above). The amounts exclude $0.3 million and $1.1 million for the three months and year ended December 31, 2018, respectively, related to the upgrade and replacement and the Company’s compounding facility in Terneuzen, The Netherlands.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the full year ended December 31, 2020. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
December 31,
(In millions, except per share data)	2020
Adjusted EBITDA	$325 – 350
Interest expense, net	(40)
Provision for income taxes	(41) – (48)
Depreciation and amortization	(150)
Reconciling items to Adjusted EBITDA (h)	–
Net Income	95 – 112
Reconciling items to Adjusted Net Income (h)	–
Adjusted Net Income	95 – 112

Weighted average shares - diluted (i)	39.4
EPS - diluted	$2.40 – 2.84
Adjusted EPS	$2.40 – 2.84

(h)

Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2020, we have not included estimates for these items.

(i)

Weighted average shares calculated for the purpose of forecasting EPS and Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow, a non-GAAP measure, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Cash provided by operating activities	$47.6	$128.0	$322.5	$366.5
Capital expenditures	(38.9)	(30.5)	(110.1)	(121.4)
Free Cash Flow	$8.7	$97.5	$212.4	$245.1